Exhibit 3.2
CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF

SERIES B PREFERRED STOCK

OF

UNITED HERITAGE CORPORATION

(Pursuant to Section 16-10a-602 of the
Utah Revised Business Corporation Act)

United Heritage Corporation, a corporation organized and existing under the laws of the State of Utah (the “Corporation”), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation by the amended Articles of Incorporation of the Corporation, the following resolution was adopted as of February 22, 2006 by the Board of Directors of the Corporation pursuant to Section 16-10a-821 of the Utah Revised Business Corporation Act and that shareholder action was not required:

RESOLVED, that, it is in the best interest of this Corporation, that in addition to the 133,333 shares of Series A Convertible Preferred Stock, par value $0.0001 per share (hereinafter call the “Series A Preferred”), to create a new series of its Preferred Stock;

RESOLVED FURTHER, that, pursuant to authority vested in the Board of Directors of the Corporation by Article IV of the Corporation’s amended Articles of Incorporation, of the total authorized number of 5,000,000 shares of Preferred Stock of the Corporation, there shall be designated a series of 30,303 shares which shall be issued in and constitute a single series to be known as “Series B-1 Convertible Preferred Stock”, par value $0.0001 per share (hereinafter called the “Series B-1 Preferred”) and there shall be designated a series of 45,455 shares which shall be issued in and constitute a single series to be known as “Series B-2 Convertible Preferred Stock”, par value $0.0001 per share (hereinafter called the “Series B-2 Preferred, and collectively with the Series B-1 Preferred, the “Series B Preferred”). The shares of Series B Preferred shall have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:

Section 1. Dividends and Distributions.

(a) The holders of Series B Preferred shall be entitled to receive dividends at a rate of eight percent (8%) of the applicable liquidation preference per share per annum, which shall be fully cumulative, prior and in preference to any declaration or payment of any dividend (payable other than in shares of common stock, $.001 par value per share, of the Corporation (the “Common Stock”) or other distribution on the Common Stock of the Corporation. The holders of Series B Preferred shall not have preference but shall be entitled to equal dividends or distributions to holders of the Series A Preferred. If the dividends on all outstanding shares of Series A Preferred and Series B Preferred cannot legally be paid in full, dividends shall be paid, to the maximum permissible extent, to the holders of the Series A Preferred and the Series B Preferred, pari passu. The dividends on the Series B Preferred shall accrue from the date of issuance of each share and shall be payable quarterly with respect to each calendar quarter on March 31, June 30, September 30 and December 31 of each year (each a “Dividend Date”), commencing on the last day of the fiscal quarter in which the effective date of the Corporation’s merger with Lothian Oil Inc. occurs (with dividends being pro-rated for such quarter), to the holders of record of the Series B Preferred on the first day of the month for each Dividend Date (each, a “Record Date”), except that if any such date is a Saturday, Sunday or legal holiday (a “Non-Business Day”) then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday on which banks in New York, New York are required or authorized to be closed (a “Business Day”). The dividends on the Series B Preferred shall be payable only when, as and if declared by the Board of Directors out of funds legally available therefor. The amount of dividends payable for any period that is shorter or longer than 30 days shall be computed on the basis of a 360-day year of twelve 30-day months. All accrued but unpaid dividends shall accrue interest after each Dividend Date at a rate of eight percent (8%) per annum from each Dividend Date, computed on the basis of a 360-day year of twelve 30-day months.

(b) The holders of Series B Preferred shall not be entitled to receive any dividends or other distributions except as provided in this Certificate of Designation of Series B Preferred.

Section 2. Voting Rights.

Except as otherwise required by law or as expressly provided herein, each share of Series B Preferred shall entitle the holder thereof to notice of any stockholders’ meeting in accordance with the by-laws of the Corporation and to vote upon all matters submitted to a vote of stockholders. Each share of Series B Preferred shall entitle the holder thereof to the number of votes on any matter equal to the number of shares of Common Stock into which such share of Series B Preferred could be converted on the record date for the vote or written consent of stockholders with respect to such matter. Fractional votes shall not, however, be permitted and any fractional voting rights (after aggregating all shares of Common Stock into which shares of Series B Preferred held by each holder could be converted) shall be rounded downward to the nearest whole number. Except as otherwise required by law or expressly provided herein, the holders of Series B Preferred and Common Stock shall vote together and not as separate classes or series.

At each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, the holders of Series B-1 Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors. Any additional members of the Corporation’s Board of Directors shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.

Section 3. Liquidation, Dissolution, Winding Up or Certain Mergers or Consolidations.

If the Corporation shall adopt a plan of liquidation or of dissolution, or commence a voluntary case under the federal bankruptcy laws or any other applicable state or federal bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in any involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due and on account of such event the Corporation shall liquidate, dissolve or wind up, or upon any other liquidation, dissolution or winding up of the Corporation, or engage in a merger, plan of reorganization or consolidation in which the Corporation is not the surviving Corporation (collectively, a “Liquidation Event”), then and in that event, holders of Series B Preferred shall have a liquidation preference over holders of Common Stock, but shall not have a liquidation preference over but shall be equal to holders of Series A Preferred and senior to distributions to any other class or series of the Corporation’s stock . If upon any Liquidation Event, the amount so payable or distributable does not equal or exceed the “Liquidation Preferences” of the Series A Preferred and Series B Preferred, then, and in that event, the amount of cash so payable, and amount of securities or other consideration so distributable, shall be shared ratably among the holders of the Series A Preferred and the Series B Preferred. For the purposes hereof, the term “Liquidation Preference(s)” for the Series A Preferred shall have the meaning provided in the Certificate of Designation, Preferences and Rights of Series A Preferred Stock filed by the Corporation with the Utah Secretary of State simultaneously with the filing of this Certificate of Designation, and for the Series B Preferred shall mean $165.000165 per share with respect to each of the Series B-1 Preferred, and $206.25020625 per share with respect to each of the Series B-2 Preferred, in all cases plus any and all accrued unpaid dividends thereon. For the purposes of this Section 3, holders of a majority of the Series B Preferred then outstanding may by affirmative vote or written consent deem any transaction specified in this Section 3 not to constitute a Liquidation Event.

Section 4. Redemption.

(a) All, but not less than all, of the Series B-1 Preferred may be redeemed upon payment of $165.000165 per share of Series B-1 Preferred and all, but not less than all, of the Series B-2 Preferred may be redeemed upon payment of $206.25020625 per share, in all cases plus accrued and unpaid dividends thereon (the “Redemption Price”), at any time by the Corporation at its sole discretion upon thirty (30) days’ written notice to the holders of the applicable Series B Preferred; provided, however, the Company shall not redeem any Series B Preferred unless, at the time of such redemption, (i) the Company is a reporting company under Section 12 of the Securities Exchange Act of 1934, as amended, and (ii) the Common Stock is traded on the NASDAQ System or in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or the American Stock Exchange, and (iii) a registration statement under the Securities Act of 1933, as amended has been filed and is effective and covers the Common Stock issuable upon conversion of the Series B Preferred; and (iv) the Market Price as of the date of any Redemption Notice hereunder is no less than two hundred percent (200%) of the Conversion Ratio.

(b) Any notice of redemption (a “Redemption Notice”) given by the Corporation with respect to the applicable Series B Preferred shall be delivered by mail, first class postage prepaid, to each holder of record (at the close of business on the business day preceding the day on which notice is given) of the applicable Series B Preferred, at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation, for the purpose of notifying such holder of the redemption to be effected. The Redemption Notice shall specify a date (the “Redemption Date”) not earlier than 30 days after the mailing of the Redemption Notice on which the applicable Series B Preferred then outstanding shall be redeemed and the place at which payment may be obtained, which shall be the principal offices of the Corporation. The Redemption Notice shall call upon each holder of the applicable Series B Preferred to either (i) surrender to the Corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the Series B Preferred to be redeemed, or (ii) convert such Series B Preferred into Common Stock prior to the Redemption Date in accordance with the provisions of Section 5 below. If the Corporation elects to redeem shares pursuant to this Section 4 and defaults or fails to perform its redemption obligations pursuant to this Section 4 in connection therewith, the holders of the applicable Series B Preferred shall then have the absolute right to convert such Series B Preferred into Common Stock in accordance with the provisions of Section 5.

(c) On the Redemption Date, the Corporation shall pay the Redemption Price to the person whose name appears on the certificate or certificates of the applicable Series B Preferred that (i) shall not have been converted pursuant to Section 5 hereof and (ii) shall have been surrendered to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon each surrendered certificate shall be canceled.

(d) If the funds of the Corporation legally available for redemption of the applicable Series B Preferred are insufficient to redeem the total number of such shares of Series B Preferred outstanding on the Redemption Date, the applicable Series B Preferred shall be redeemed (on a pro rata basis from the holders of such Series B Preferred, from time to time), to the extent the Corporation is legally permitted to do so, and the redemption obligations of the Corporation hereunder will be a continuing obligation until the Corporation’s redemption of all of the applicable Series B Preferred.

(e) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Series B Preferred (except the right to receive the Redemption Price subsequent to the Redemption Date upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

Section 5. Conversion.

(a) Right to Convert: Subject to the provisions for adjustment hereinafter set forth, each share of Series B Preferred shall be convertible in the manner hereinafter set forth into fully paid and nonassessable shares of Common Stock. Commencing upon issuance, each share of Series B-1 Preferred may, at the option of the holder thereof, be converted into such number of fully paid and nonassessable whole shares of Common Stock as determined by dividing the Liquidation Preference by $1.65000165, and each share of Series B-2 Preferred may, at the option of the holder thereof, be converted into such number of fully paid and nonassessable whole shares of Common Stock as determined by dividing the Liquidation Preference by $2.0625020625 (the “Conversion Ratio”). Such rights of conversion shall be exercised by the holder thereof by giving written notice to the Corporation that the holder elects to convert a stated number of shares of the applicable Series B Preferred into Common Stock and by surrender of a certificate or certificates for the shares to be so converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Series B Preferred) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names, subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as possible thereafter and in no case more than three (3) business days, issue and deliver at such office to such holder of Series B Preferred, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the applicable Series B Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(i) Adjustments to Conversion Ratio: The Conversion Ratio shall be adjusted from time to time as follows:

(A) If and whenever the Corporation issues or sells, or in accordance with paragraph 5(ii) is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the applicable Conversion Ratio in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale such Conversion Ratio shall be reduced to eighty-five percent (85%) of the per share consideration received by the Corporation for such shares of Common Stock issued or deemed to have been issued.

As used herein, “Common Stock Deemed Outstanding” means, at any given time, without duplication, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to subparagraphs 5(a)(ii)(A) and 5(a)(ii)(B) hereof whether or not the Options or Convertible Securities (as such terms are defined in subparagraph 5(a)(ii)(A) below) are actually exercisable at such time, plus the number of shares of Common Stock issuable upon exercise of Options outstanding at such time, as such number of shares is proportionately adjusted for stock splits, stock dividends, stock combinations and other recapitalizations.

(B) Notwithstanding the foregoing, there shall be no adjustment in the Conversion Ratio as a result of (a) the issuance of any Common Stock as a result of the exercise of any Options outstanding at the time of the initial issuance of the Series B Preferred, (b) the issuance of any Common Stock as a result of the conversion of the Series B Preferred, (c) the issuance or deemed issuance of any Common Stock as a result of the granting by the Company of any Options approved by the Corporation’s Board of Directors, to the extent that the exercise price of any such Option is not less than eighty-five percent (85%) of the Conversion Ratio on the date such Option is granted, or (d) the issuance or deemed issuance of any Common Stock in connection with any transaction or series of transactions (other than transactions specifically described in this subsection (B)) at a price not less than eighty-five percent (85%) of the Conversion Ratio on the date of issuance or deemed issuance and in which the consideration received by the Company is not more than $1,000,000, in one transaction or a series of transactions.

(ii) Effect on Conversion Ratio of Certain Events. For purposes of determining the adjusted Conversion Ratio under paragraph 5(a)(i) above, the following shall be applicable:

(A) Issuance of Rights or Options. If the Corporation in any manner grants or sells any rights, warrants or options (collectively, “Options”) to subscribe for or purchase Common Stock (other than Options described in subparagraph 5(a)(i)(B) above) or any stock or securities directly or indirectly convertible into or exchangeable for Common Stock (“Convertible Securities”) and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the applicable Conversion Ratio in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the applicable Conversion Ratio shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(B) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the applicable Conversion Ratio in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Ratio shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Ratio had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of the applicable Conversion Ratio shall be made by reason of such issue or sale.

(C) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the applicable Conversion Ratio in effect at the time of such change shall be immediately adjusted to the Conversion Ratio which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of paragraph 5(a)(ii), if the terms of any Option or Convertible Security which was outstanding as of the date of the initial issuance of the Series B Preferred are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the applicable Conversion Ratio hereunder to be increased.

(D) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the applicable Conversion Ratio then in effect hereunder shall be adjusted immediately to the Conversion Ratio which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of paragraph 5(a)(ii), the expiration or termination of any Option or Convertible Security which was outstanding as of the date of the initial issuance of the Series B Preferred shall not cause the applicable Conversion Ratio hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Series B Preferred.

(E) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of non-customary discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of a majority of the then outstanding Series B Preferred. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration selected by the Corporation and approved by the holders of a majority of the then outstanding Series B Preferred (such approval not to be unreasonably withheld). The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

(F) Reserved.

(G) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(H) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(I) “Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty-one (21) trading days consisting of the day as of which “Market Price” is being determined and the twenty (20) consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Corporation and the holders of at least a majority of the then outstanding Series B Preferred. If such parties are unable to reach agreement within a reasonable period of time, the Market Price shall be determined by an independent appraiser selected by a majority of the holders of the then outstanding Series B Preferred, which appraiser shall be experienced in valuing securities selected by the Corporation. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

(iii) In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares or shall deduct or pay a dividend on its outstanding shares of Common Stock payable in shares of Common Stock, the applicable Conversion Ratio in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a small number of shares, the applicable Conversion Ratio in effect immediately prior to such combination shall be proportionately increased.

(iv) Notices. Immediately upon any adjustment of any Conversion Ratio, the Corporation shall give written notice thereof to all holders of Series B Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

(b) Reclassifications. In the case, at any time after the date hereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger (i) in which the Corporation is the continuing entity and which does not result in any change in the Common Stock or (ii) which is treated as a liquidation pursuant to Section 3 hereof), the Series B Preferred shall, after such reorganization, reclassification, consolidation or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation or merger such holder had converted its Series B Preferred into Common Stock. The provisions of this Section 5 shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers

(c) Fractional Shares. In lieu of any fractional shares to which the holder of Series B Preferred Share would otherwise be entitled upon conversion, the Corporation shall pay cash equal to such fraction multiplied by the Market Price of one share of Common Stock.

(d) Status of Converted Stock. In the event any shares of Series B Preferred shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Certificate of Designations shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock

Section 6. Registration of Transfer.

The Corporation shall keep at its principal office a register for the registration of Series B Preferred. Upon the surrender of any certificate representing Series B Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series B Preferred shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Series B Preferred shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series B Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series B Preferred represented by the surrendered certificate.

Section 7. Replacement.

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series B Preferred shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Series B Preferred shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series B Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 8. No Pre-Emptive Rights.

The holders of Series B Preferred shall not have any pre-emptive rights with respect to any issuance or sale of securities by the Corporation pursuant to the Corporation’s amended Articles of Incorporation.

Section 9. No Impairment.

The Corporation will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred against impairment.

Section 10. Reservation of Stock Issuable Upon Conversion.

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series B Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Executed on May 10, 2006

UNITED HERITAGE CORPORATION /s/ C. Scott Wilson Name: C. Scott Wilson Title: Chief Executive Officer